                             DATED 13TH OCTOBER 1995




                        (1) THE ELECTRONICS BOUTIQUE, INC

                                     - and -

                               (2) RHINO GROUP PLC





                         -------------------------------

                               SERVICES AGREEMENT

                         -------------------------------




                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171-638-1111

                               Fax: 0171-972-7990

                       INDEX
                       -----


1.   Definitions                                  1
2.   Condition                                    3
3.   Appointment                                  4
4.   Term                                         4
5.   Fees and Expenses                            4
6.   Initial Term                                 6
7.   Calculation of Turnover and Profit           6
8.   Profit and Adjustments                       9
9.   Managing Director                           10
10.  Licence Agreement                           10
11.  Indemnity to be given by EBI                11
12.  Indemnity to be given by Rhino              11
13.  Covenants                                   12
14.  Termination                                 12
15.  Effect of Termination                       13
16.  Discounts                                   13
17.  Value Added Tax                             13
18.  Confidentiality                             13
19.  Entire Agreement                            14
20.  No Assignment                               14
21.  Waiver/Amendment                            14
22.  Severance                                   14
23.  Sole Principal                              14
24.  Rights                                      15
25.  Notices                                     15
26.  Governing Law                               16

SCHEDULE - THE SERVICES                          17


THIS AGREEMENT is made this 13th day of October 1995 BETWEEN:

(1) THE ELECTRONICS BOUTIQUE, INC a corporation incorporated in Pennsylvania USA whose office is at 1345 Enterprise Drive, West Chester, Pennsylvania 19380 USA ("EBI"); and

(2) RHINO GROUP PLC (registered number 875835) whose registered office is at Charter Court, Third Avenue, Southampton, S15 OAP ("Rhino").

WHEREAS:

(A) Rhino is a company incorporated in England and Wales as a public company limited by shares and engaged inter alia in the retailing of computer and video games and related products.

(B) EBI is a corporation incorporated in Pennsylvania, USA and engaged in a similar business.

(C) EBI is the registered shareholder of approximately 25 per cent. of the issued share capital of Rhino.

(D) EBI and Rhino have agreed that EBI shall provide a suitably qualified person to act as managing director of Rhino.

(E) EBI and Rhino wish to enter into this Services Agreement in order to set out the terms on which EBI will provide certain management and other services to Rhino in connection with the FutureZone stores.

(F) Rhino wishes to change its name to Electronics Boutique (UK) plc and re-brand the retail stores operated by the Rhino Group under the name "FutureZone" under the trading style "Electronics Boutique" and EBI has agreed to grant to Rhino a licence to use the unregistered trademark and trading and business name "Electronics Boutique" in the United Kingdom and Eire.

NOW IT IS HEREBY AGREED as follows:

1.  DEFINITIONS

1.1 In this Agreement the following words and expressions shall, unless the context otherwise requires, have the following meanings:

    "Accounts"                    in respect of each Year, the audited
                                  consolidated balance sheet of the Rhino Group as at the end of the Year and the audited consolidated profit and loss account of the Rhino Group in respect of the Year, in each case prepared in accordance with applicable laws and accounting practices in the United Kingdom and on a basis consistent with the basis upon which the accounts have been prepared in respect of the year ended
                                  31st December 1994;

    "Board"                       means the board of directors of Rhino;

    "Business"                    the business of retailing computer and video
                                  games and related products carried on by the Rhino Group through the FutureZone stores, in the United Kingdom and Eire;

    "Downpace"                    Downpace Limited (No. 1552126), a wholly owned
                                  subsidiary of Rhino, together with any other subsidiaries of Rhino, through which the non-Business activities alone of Rhino Group are carried on;

    "EBI Person"                  EBI, or any subsidiary undertaking of
                                  EBI or any of their respective officers, directors or employees;

    "Initial Term"                means the period from 1st July 1995 to and
                                  including the accounting reference period ending on 31st January 1996;

    "Licence Agreement"           an agreement between the parties as described
                                  at Clause 9;

    "Non-Business Accounts"       in respect of each Year, the audited balance
                                  sheet of Downpace as at the end of the Year and the audited profit and loss account of Downpace in respect of the Year, in each case prepared in accordance with applicable laws and accounting practices in the United Kingdom and on a basis consistent with the basis upon which the Accounts have been prepared in respect of the year ended 31 December 1994;

    "Prescribed Period"           the period commencing on the date of
                                  termination hereof and expiring 1 year after the date of termination;

    "Profits"                     the pre-tax profits of the Rhino Group
                                  excluding Downpace in each Year as calculated in accordance with Clause 6;

    "Rhino Group"                 Rhino and its subsidiary undertakings;

    "Services"                    those services described in the Schedule to
                                  this Agreement together with any additional or other services hereafter agreed by the parties in writing;

    "Shares" ordinary shares of 5p each in the capital of Rhino and any shares into which such shares may be consolidated, subdivided or otherwise re-organised;

    "subsidiary undertaking"      has the meaning set out in Section 258 of the
                                  Companies Act 1985 as amended by the Companies
                                  Act 1989;

    "Target" means the budgeted profit of the Business for each Year as set out in the annual budget adopted by the Rhino Group for that Year;

    "Turnover"                    the turnover of the Business in the United
                                  Kingdom in each month or Year as calculated in accordance with Clause 6;

    "Year" the accounting reference period of Rhino commencing on or about 1st February 1996, or on the expiry of that and any subsequent accounting reference period (each, a "Commencement Date"), or, if this Agreement is terminated with effect from any time other than the expiry of any accounting reference period of Rhino, the period commencing on the immediately preceding Commencement Date and ending on the date of termination of this Agreement.

1.2 References to any statute or statutory provision or order or regulation made thereunder shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof.

1.3 References to persons shall include bodies corporate and unincorporated associations, partnerships and individuals.

1.4 Headings to clauses are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.5 References to Recitals, Clauses or Schedules are, unless the context otherwise requires, to recitals to, clauses of or schedules to this Agreement.

2.       CONDITION

2.1 The obligations of the parties hereunder are subject to the underwriting agreement of even date herewith between, inter alia, the parties hereto becoming or being declared unconditional in all respects, on or before 23rd November 1995 and the provisions of this Agreement shall be read accordingly.

2.2 Rhino shall use all reasonable endeavours to procure, insofar as it is able, that the condition is satisfied on 7th November 1995.

2.3 If such condition has not been fulfilled on or before 23rd November 1995, the respective obligations of the parties hereunder shall cease and, except in relation to any breach of any provision of this Agreement prior thereto, neither party shall have any claim against the other party.

3.       APPOINTMENT

3.1 Subject to the terms and conditions of this Agreement, Rhino hereby appoints EBI, subject to the supervision and direction of the Board, to provide the Services for the period and on the terms set out herein and EBI hereby accepts such appointment and agrees to render such Services and to assume the obligations stated to be assumed by it herein.

3.2 Subject to the terms and conditions of this Agreement, EBI shall provide such of the Services as the Board shall reasonably request in connection with the Business but, for the avoidance of doubt, Rhino shall be under no obligation to utilise any of the Services.

4.       TERM

         This Agreement shall take effect for an initial period expiring on 31st January 2006 and shall continue until terminated by 2 years' notice in writing served at any time after 31st January 2004, or until terminated in accordance with Clause 14, whichever is the earlier.

5.       FEES AND EXPENSES

5.1      Rhino shall pay, in respect of each Year of this Agreement, to EBI:-

         (a)  a fee equal to one per cent (1%) of Turnover for that Year; and

         (b) in the event that the Profits for that Year exceed the Target, a bonus fee of twenty-five per cent (25%) of the amount by which the Profits for that Year exceed the Target or, if the Target is a negative number, zero.

5.2 In the event that the final Year of this Agreement is not a full year, then, for the purposes of Clause 5.1 the actual profit and turnover of the Rhino Group up to the date of termination (calculated, save as expressly provided in Clause 7, in all other respects in accordance with the Profit and the Turnover, as appropriate) shall be substituted for the Profit and the Turnover respectively and the Target shall be derived from the monthly target figures of the Rhino Group comprised in the Target.

5.3 For the avoidance of doubt, save as set out in Clause 9, the fee payable pursuant to Clause 5.1 is inclusive of any remuneration and other emoluments payable by Rhino to any directors of any member of the Rhino Group who are also directors or employees of EBI.

5.4 The fee payable pursuant to Clause 5.1(a), and calculated in accordance with Clause 7.2, shall be payable in arrears monthly within 30 days of the end of each month of the Year in question by direct credit transfer to such bank account as EBI shall specify in writing from time to time. If all or any part of such fees arc not paid on the due date Rhino shall pay interest on the overdue amount (both before and after any judgement) at a rate of 2% per annum over the base rate from time to time of National Westminster Bank plc such interest to run from the date payment of the said sum fell due up to the date on which payment is received by EBI.

5.5 Rhino hereby undertakes to EBI to reimburse all reasonable travelling and subsistence expenses of EBI and its employees which are incurred in the performance of this Agreement by EBI or its employees in the United Kingdom or Eire during the period from and including 1st July 1995 until termination of this Agreement. Such expenses shall be paid by Rhino to EBI promptly upon production of supporting receipts or invoices in respect of the sums claimed.

5.6 Rhino shall procure that, in respect of each Year, the Target is adopted not later than 18 months prior to the commencement of the Year. The Target shall be prepared in accordance with the accounting policies and practices of the Rhino Group used in the preparation of the Accounts. To the extent that such accounting policies or practices change, the Target will be amended accordingly to reflect such change.

5.7 EBI may require, by notice in writing to Rhino served not less than 5 days prior to the first available date (as defined in sub-paragraph
         (b)), that, in respect of any Year, some or all of the annual fee payable pursuant to Clause 5.1 shall be satisfied by the issue to EBI of Shares. If EBI does so elect then, subject to Rhino having the necessary shareholder authority, the provisions of this Clause 5 shall have effect save that:-

         (a) on the first available date (as provided by Clause 5.7(b) below), Rhino shall allot to EBI, or as EBI shall direct, such number of Shares as is equal to the proportion of the fee specified by EBI to be satisfied in Shares divided by an amount equal to the average of the middle market quotations for a Share for the 5 business days immediately preceding the date of issue, as derived from the London Stock Exchange Daily Official List, and shall deliver to EBI, or as it may direct, a certificate in respect of such Shares;

         (b) for the purposes of sub-clause (a) above, the first available date shall be:-

              (i) the last due date for payment of the relevant fee in that Year, unless either Rhino is not then permitted to allot, or EBI is not then permitted to subscribe for, such Shares by law or applicable regulatory requirement; or

              (ii) the 6th business day after the first day following such due date for payment on which EBI is permitted to subscribe and Rhino is permitted to allot such Shares by law or applicable regulatory requirement,

         and for which purpose EBI shall be deemed to be subject to the London Stock Exchange Model Code;

         (c) in the event that the first available date is after the due date for payment, Rhino shall nevertheless pay the full fee in accordance with this Clause 5;

         (d) EBI shall, if such date is after the due date for payment, on such date re-pay such part of the fee, if any, in cash as is equal to the subscription price for the relevant Shares; and

         (e) Rhino shall use its best endeavours to procure that such Shares are admitted to listing on or before the due date for payment or as soon as possible thereafter.

5.8 Rhino undertakes to use its best endeavours to procure that at all relevant times it has all necessary shareholder authorities to enable it to comply with the provisions of Clause 5.7.

6.       INITIAL TERM

6.1 In relation to the Initial Term, Rhino shall pay to EBI a fee (the "Initial fee") equal to one per cent. (1%) of the turnover of the Business in respect of the Initial Term, as shown by the unaudited consolidated management accounts of the Rhino Group in respect of the Initial Term (to be made available at the end of the Initial Term) but otherwise calculated in accordance with Clause 7.2.

6.2 The initial fee payable pursuant to Clause 6.1 shall be payable in arrears by 29th February 1996 by direct credit transfer to such bank account as EBI shall specify in writing from time to time. If all or any part of such fees are not paid on the due date Rhino shall pay interest on the overdue amount (both before and after any judgement) at a rate of 2% per annum over the base rate from time to time of National Westminster Bank plc, such interest to run from the date payment of the said sum fell due up to the date on which payment is received by EBI.

6.3 The initial fee shall be subject to the verification procedure set out at Clauses 7.4 and 8 below mutatis mutandis.

7.       CALCULATION OF TURNOVER AND PROFIT

7.1 As soon as practicable after the end of each month, and in any event within 30 days of such date, EBI and Rhino shall procure that the Turnover for that month shall be calculated in accordance with this Clause 7 and Rhino shall deliver to EBI a statement of the Turnover together with copies of the management accounts from which it is derived and copies of all related working papers. The Turnover for each Year shall, initially, be the cumulative total of the Turnover in respect of each of the months of that Year.

7.2 The Turnover in respect of any month or Year (and for the purposes of the payment to be made pursuant to Clause 5.4) shall, subject to adjustment in accordance with Clause 7.4, be the turnover of the Business as shown by the unaudited consolidated management accounts of the Rhino Group in respect of the month or Year (to be made available at the end of the month or Year) but subject to the following:-

         (a) excluding any inter-group charges made to or from any associated undertaking whose financial results are included in the non-Business Accounts:

         (b)  including, for the avoidance of doubt:-

              (i) the turnover of all 112 of the stores currently operated by the Rhino Group in the retail of video and computer game software;

              (ii) the turnover of any future stores opened which operate in that retail market;

              (iii) the turnover of any other retail outlets which are opened during, the period under the initiative of this Agreement irrespective of whether or not they operate in the same retail market; and

         (c) Turnover shall be calculated in accordance with the following provisions:-

              (i) Turnover shall be net of any VAT or other government taxes which may apply from time to time;

              (ii) Turnover shall include gift voucher sales (net of redemption);

              (iii) Turnover shall include gross "preown" sales and shall not be reduced by trade-ins purchased by the stores at source;

              (iv)  Turnover shall be net of any refunds; and

              (v) Turnover will exclude any sales of product in bulk which is negotiated centrally by head office which does not carry a normal retail margin, including, for example, stock which is sold to reduce overstocks in a particular product line.

7.3 The Profit in respect of any Year shall be the profit of the Group (i) in respect of each Year other than the final Year as shown or derived from the relevant Accounts but after adding or subtracting the loss or profit of Downpace for the relevant Year as derived from the figures shown in or derived from the non-Business Accounts for that Year or
         (ii) in respect of the final Year as derived from the relevant management accounts of the Rhino Group, and in each case:-

         (a) before any provision is made for the payment of any dividend on any share in the capital of the Rhino Group, any interim dividend declared and paid by the Rhino Group in the Year to which such audited consolidated profit and loss account relates or before the payment of any other distribution or before the transfer of any sum to capital or revenue services;

         (b) before there has been deducted any corporation tax on profits or gains (or any other tax levied upon or measured by reference to profits or gains) as adjusted by paragraphs (a) and (b) above (or any other tax levied upon or measured by profits or gains);

         (c) after deducting profits or adding back losses which are attributable to shares held in any subsidiary undertaking of Rhino the beneficial owners of which are not members of the Rhino Group;

         (d) after crediting profits or deducting losses which are attributable to shares held by the Rhino Group in any company which is not an associated company (within the meaning of the Companies Act 1985) of the Rhino Group;

         (e) after deducting the profits or adding back the losses (to the extent the same would other-wise be included in the Accounts) of any member of the Rhino Group that became a member during the relevant Year that are attributable to that portion of the Year prior to the said member becoming a member of the Rhino Group; and

         (f) after deduction or adding back, as the case may be, any inter-group management charges changed to or from any adjustment undertaking whose results are included in the non-Business Account.

7.4 Forthwith Rhino of the Accounts in respect of each Year other than the final Year Rhino shall procure that:

         (a)  the calculation of the Turnover detailed above at Clauses 7.1 and
              7.2 shall be repeated substituting the figures shown in or derived from the relevant Accounts for the cumulative Turnover for the months in that Year but after subtracting the turnover of Downpace for the relevant Year as derived from the figures shown in or derived from the non-Business Accounts for that Year ("the verified Turnover");

         (b)  the Profit shall be calculated in accordance with Clause 7.3; and

         (c) the amount of the verified Turnover and the Profit shall be certified in writing by the auditors of the Rhino Group and in so doing such auditors shall be deemed to be acting as experts and not as arbitrators and the amounts as so certified shall in the absence of manifest error, be final and binding on the parties.

7.5      In respect of the final Year only:-

         (a) Rhino shall procure that representatives of EBI and its accountants are entitled to access to such financial and other information, including access to staff, as they may reasonably require to examine the accounts and working papers relating to the calculation of the Turnover and the Profit;

         (b) within the period of 30 days following the delivery of the calculations of the Turnover and Profit in accordance with Clause 7.1, EBI shall deliver a notice to Rhino either confirming its acceptance of the same or stipulating points of dispute (with reasons attached) (and failure to deliver such notice in accordance with this Clause 7.5(b) shall be deemed conclusive evidence of acceptance by EBI of the statements delivered by Rhino);

         (c) if EBI should notify Rhino in accordance with Clause 7.5(b) that there are points of dispute, then, in default of agreement with regard to such points within 30 days of Rhino's receipt of the notice by EBI in accordance with Clause 7.5(b), each point remaining in dispute shall be referred for determination by an independent firm of chartered accountants agreed upon by EBI and Rhino or, in the absence of agreement within 45 days after Rhino's receipt of the notice by EBI in accordance with Clause 6.5(b), by such other firm of chartered accountants as is nominated at the request of EBI or Rhino by the President for the time being of the Institute of Chartered Accountants in England and Wales (or his duly appointed deputy); and

         (d) in making any determination, any such firm of chartered accountants shall act as experts and not as arbitrators and their decision shall, in the absence of manifest error, be final and binding on the parties. The costs of any referral to a firm of chartered accountants under Clause 7.5(b) shall be borne by the parties in such proportions as such firm may determine or, in the absence of such determination, in equal shares.

8.       PROFIT AND ADJUSTMENTS

8.1 The Profit (if any) payable pursuant to Clause 5.1(b) and calculated in accordance with Clause 7 shall be payable in arrears within 15 days of delivery of the certificate referred to in Clause 7.4(c) (or, in respect of the final Year, within 15 days of completion of the procedure set out in Clause 7.5) together with (or set off against) the adjustment to the annual fee referred to below at Clauses 8.3 and 8.4.

8.2 If the verified Turnover for a Year is greater or less than the Turnover for the same Year (initially calculated in accordance with Clause 7.2) then the calculation at Clause 5.1 (a) shall be repeated substituting the verified Turnover for the Turnover ("the verified annual fee").

8.3 If the verified annual fee for any Year is greater than the annual fee originally calculated for that Year in accordance with Clause 5 then Rhino shall:-

         (a) within 15 days of delivery of the certificate referred to in Clause 7.4(c) (or, in respect of the final Year, within 15 days of completion of the procedure set out in Clause 7.5), pay to EBI the amount of the difference between the verified annual fee and the annual fee already paid (not including interest paid pursuant to Clause 5.4) in respect of that Year; and

         (b) if any or part of such amount due is not paid on that date, pay interest on the overdue amount (both before and after any judgment) at a rate of 2% per annum over the base rate from time to time of National Westminster Bank plc, such interest to run from the date payment of the said sum fell due up to the date on which payment is received by EBI.

8.4 If the verified annual fee for any Year is less than the annual fee originally calculated for that Year in accordance with Clause 4 then EBI shall:-

         (a) within 15 days of delivery of the certificate referred to in Clause 7.4 (or, in respect of the final Year, within 15 days of completion of the procedure set out in Clause 7.5), pay to Rhino the amount of the difference between the verified annual fee and the annual fee already paid (not including interest paid pursuant to clause 5.4) in respect of that Year; and

         (b) if any or part of such amount due is not paid on that date, pay interest on the overdue amount (both before and after any judgment) at a rate of 2% per annum over the base rate from time to time of National Westminster Bank plc, such interest to run from the date payment of the said sum fell due up to the date on which payment is received by Rhino.

9.       MANAGING DIRECTOR

9.1 Rhino hereby agrees that throughout the term of this agreement Rhino shall procure that EBI shall have the right exercisable by notice in writing to Rhino signed by a duly authorized signatory on behalf of EBI to require the appointment of a director of Rhino, which director shall act as managing director of Rhino. Each such appointment shall be for a fixed term to be agreed by the parties prior to the date of appointment. At the end of such term, EBI shall have the right by like notice to require the re-appointment of such director or the removal of any such director and the appointment of another person to act in place of such director provided always that such person is subject to the approval of those directors of Rhino who are not also directors or employees of EBI, such approval not to be unreasonably withheld. The parties agree that the first director appointed pursuant to this Clause 9 shall be John Steinbrecher.

9.2 Rhino and EBI hereby agree that in relation to a director to be appointed pursuant to this Clause 9 each shall execute, and EBI shall procure that the person to be appointed a director shall execute, a tripartite secondment agreement in the form now agreed and initialled by the parties or in such other form as the parties may agree ("Secondment Agreement"). If the parties so agree, Rhino shall employ such director and EBI shall consent to such employment in place of the secondment envisaged and this Clause 9 shall be read accordingly.

9.3 EBI further undertakes to procure that the director appointed pursuant to this Clause 9 shall, at all times he is a director of Rhino, act in accordance with the terms of the Secondment Agreement.

9.4 Rhino agrees to reimburse to EBI the costs and expenses (including, without limitation the salary and other employment benefits of such managing director) incurred by it in providing the managing director, such costs and expenses to be subject to the reasonable approval of Rhino.

10.      LICENCE AGREEMENT

10.1 The parties hereto agree that upon entering into this agreement they shall each execute the License Agreement in the form agreed and initialled by the parties, granting Rhino the right to use the name Electronics Boutique in the United Kingdom and Eire on the terms and conditions set out therein.

10.2 During the currency of the Licence Agreement the fee payable by Rhino pursuant to Clause 5.1 shall be reduced by the amount of any fee paid by Rhino to EBI under the Licence Agreement.

11.      INDEMNITY TO BE GIVEN BY EBI

11.1 No claim shall be made against any EBI Person by Rhino or any member of the Rhino Rhino Group to recover any loss or damage which any member of the Rhino Group or any other person may suffer by reason of or arising out of or otherwise in connection with the provision of the Services and the performance by EBI of this Agreement, save only to the extent that such loss or damage results from the wilful default, fraud or negligence of any EBI Person.

11.2 EBI agrees to indemnify Rhino in respect of any loss, damage, claims, proceedings, charges, costs and expenses (including without limitation all legal and professional costs, fees and expenses) which Rhino may suffer in connection with or arising out of the wilful default, fraud or negligence of EBI or any EBI Person.

12.      INDEMNITY TO BE GIVEN BY RHINO

12.1 Subject to Clause 11.1, Rhino agrees in relation to EBI, for itself and as trustee for each and every EBI Person, to indemnify and hold every EBI Person harmless from and against:-

         (a) any and all liability, loss, damage, claims. proceedings, charges, costs and expenses (including without limitation all legal and professional costs, fees and expenses) which an EBI Person may suffer in connection with or arising out of EBI's performance of any of the Services or in connection with this Agreement;

         (b) any and all loss, injury or damage incurred by any third party (including any liability or expense, any consequential, special, secondary or indirect loss, any damage to goodwill or profits or any loss of anticipated savings) as a result of or in connection with any such act, error or omission for which EBI is either legally liable to make any payment or give any compensation or which EBI elects to pay or compensate for any reason, subject always to EBI's duty to mitigate;

         (c) any and all costs and expenses incurred by EBI in connection with any proceedings of any nature, arising out of EBI's performance of any of the Services or in connection with this Agreement, to which EBI may be or become party, and which in any case does not arise from the wilful default, fraud or negligence of EBI or any EBI Person and provided that this Clause 12.1 shall not extend to any loss or damage of an EBI Person who is a director of Rhino and which is incurred by him acting in his capacity as such.

12.2 For the purpose of the provisions of this Clause 12, EBI is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all EBI Persons from time to time and all such persons shall to this extent be or become parties to and entitled to the benefit of the agreement in or evidenced by this Clause 12.

13.      COVENANTS

13.1 EBI hereby undertakes that during the term of this Agreement it shall report to Rhino any opportunity relating to the Business which it becomes aware of in Europe which could be made available to Rhino and shall use its reasonable endeavours to procure that each and every such opportunity is first offered to Rhino, on the same terms including as to cost.

13.2 The provisions of Clause 13. 1 shall not apply to any matters arising out of or in relation to Scandinavia.

13.3 EBI undertakes to Rhino that, during the currency of this Agreement and during the Prescribed Period thereafter, it will not carry on be engage or concerned or interested, directly or indirectly within the United Kingdom or Eire in any business which:-

         (a) during the currency of this Agreement, is of the type carried on by the Business at such time; or

         (b) during the Prescribed Period, is of the type carried on by the Business at the date of termination.

13.4 Rhino undertakes to EBI to procure that at all times during the currency of this Agreement its accounting reference date will be 31st January in each year.

14.      TERMINATION

         This Agreement may be terminated:-

14.1     at any time by EBI by written notice if:-

         (a) Rhino whilst insolvent compounds or proposes or enters into any re-organisation or other special arrangement with its creditors or is unable to pay its debts within the meaning of s.123 Insolvency Act 1986;

         (b) an encumbrancer lawfully takes possession (and does not relinquish possession within 30 days) or an administrative receiver or receiver is validly appointed of the whole or a substantial part of the undertaking, property or assets of Rhino or an administration order is made in respect of Rhino;

         (c) an order is made or an effective resolution is passed or any analogous proceedings are taken for the winding up of Rhino;

         (d) control of Rhino passes from the persons who at the date hereof exercise such control provided that for the purposes of this Clause control shall mean either ownership of more than fifty per cent of the issued share capital of Rhino or any holding company of Rhino or the right to direct the policies and affairs of Rhino whether by statute, contract, governmental decree or regulation, ownership of voting capital or otherwise; or

         (e) at any time Rhino is in default for a period of 30 days or more in complying with the payment obligations under Clause 5 or any other of its obligations under Clause 5 or any other of its obligations hereunder;

14.2     at any time by Rhino by written notice if:-

         (a) EBI persistently fails to perform its material obligations under this Agreement if such failure is incapable of remedy or, if capable of remedy, such failure continues unremedied for a period of thirty days after notice thereof has been given by Rhino to EBI; or

         (b) any analogous events to those described at 14.1 above occur under the law of the United States of America or any relevant State thereof in relation to EBI; or

14.3     by mutual written agreement of Rhino and EBI.

15.      EFFECT OF TERMINATION

15.1 Termination of this Agreement for whatever reason shall be without prejudice to the rights, obligations and liabilities of either party accruing up to such termination.

15.2 Without prejudice to Clause 15.1 upon termination of the Agreement all fees and expenses which have accrued to EBI pursuant to Clause 4 shall become payable to EBI on the date of termination and if all or part of the accrued sums are not paid on the due date Rhino shall pay interest on the overdue amount (both before and after any judgement) at a rate of 2% per annum over the base rate of National Westminster Bank plc, interest to run from the date payment of the said sum fell due up to the date on which payment is received.

16.      DISCOUNTS

         Where a supplier gives a discount or an advertising allowance on goods or raw materials or services in relation to the Business which are supplied in response to a bulk purchase by EBI and Rhino together, EBI and Rhino agree that the discount shall be apportioned between them so that each benefits from an equal percentage reduction in the relevant cost per unit.

17.      VALUE ADDED TAX

         All fees and any other sums due to EBI under this Agreement arc expressed exclusive of Value Added Tax which (if due) shall be paid in addition at the applicable rate(s) therefor from time to time.

18.      CONFIDENTIALITY

         Each of the parties undertakes to the other to procure that no member of its group shall after the date hereof (save as required by law or the rules of any governmental or regulatory organisation or save as reasonably required in connection with its ongoing business) use or reveal to any person any confidential information of the other until such time as the same falls into the public domain otherwise than by reason of a breach of this undertaking.

19.      ENTIRE AGREEMENT

         This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter of this Agreement.

20.      NO ASSIGNMENT

         Save as otherwise expressly provided under this Agreement, all rights and transfers hereunder are personal to the parties hereto and may not be assigned at law or in equity without the prior written consent of the other party hereto.

21.      WAIVER/AMENDMENT

21.1 There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party.

21.2 No omission or delay on the part of any party thereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

21.3 No variation to this Agreement shall be effective unless made in writing and signed by all the parties.

22.      SEVERANCE

         If in the opinion of any government department, court or any body in authority any of the provisions herein contained become or becomes at any time unenforceable or unlawful in whole or in part under any applicable law including without limitation Articles 85 and 86 of the EC Treaty and Articles 53 and 54 of the European Economic Area Treaty or otherwise, such provision or provisions or part or parts thereof shall be deemed to be deleted from this Agreement and the remainder of this Agreement shall continue in full force and effect.

23.      SOLE PRINCIPAL

         This Agreement shall not be construed as constituting either party hereto an agent or employee or partner of the other party hereto for any purpose whatsoever and each party hereby contracts as a principal.

24.      RIGHTS

         The rights, powers and remedies provided in this Agreement are (save as otherwise provided herein and subject to the limitations of liability expressed herein) cumulative with and not exclusive of the rights, powers and remedies provided by law independently of this Agreement.

25.      NOTICES

25.1 Save as specifically otherwise provided in this Agreement any notice, demand or other communication to be served under this Agreement may be served upon any party hereto only by posting by first class post (or airmail if overseas) or delivering the same or sending the same by facsimile transmission to the party to be served at its addresses given below, or facsimile number given below, or at such other address or number as it may from time to time notify in writing to the other party hereto.

         EBI- Address: the residential address from time to time of the managing director appointed pursuant to Clause 9, being at the date hereof:

                        John Steinbrecher
                        Dresden Lodge
                        St. George's Road
                        Weybridge
                        Surrey KT13 OEP

         and copied to: The Electronics Boutique Inc. 1345 Enterprise
                        Drive West Chester P.A. 19380 Facsimile Number 001 610 430 6574

         Rhino- Address:  Rhino Group plc
                          Rhino House
                          Lavender Park Road
                          West Byfleet
                          Surrey KT14 6ND
                          Facsimile Number 01932 355804

         and copied to its registered office from time to time.

25.2 A notice or demand served by first class post shall be deemed duly served forty-eight hours after posting (or 5 business days after posting where sent by air mail overseas) and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first class (or airmail, as appropriate) addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile wits duly transmitted to a current facsimile number of the addressee at the address referred to above.

26.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against their respective assets.

IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.


SIGNED by
/s/ JOHN STEINBRECHER

for and on behalf of
THE ELECTRONICS BOUTIQUE INC.
a Director and duly authorised in that behalf:-


SIGNED by

/s/ MARTIN LONG
for and on behalf of
RHINO GROUP PLC
a Director and duly authorised
in that behalf:-

                                    SCHEDULE

                                  THE SERVICES


The provisions of all services, know-how, information (but not including financial information) and other assistance which are used by EBI and its subsidiary undertakings in order to carry on its business in the USA and Canada (but, for the avoidance of doubt, not including any assistance whatsoever of a financial nature) including but not limited to:

1. advice and assistance in the ordering, negotiating and purchase of inventory and supplies to be purchased by Rhino in connection with the Business;

2. advice and assistance on the design, decor and physical layout of each of Rhino's retail outlets situated in the United Kingdom and Eire including advice and assistance on the refurbishment of Rhino's existing stores and on the construction or acquisition (including negotiating terms) of new premises;

3. advice and assistance with the training of staff and the recruitment of staff and administration of staff matters;

4.       assistance with advertising, promotion and publicity for Rhino;

5. assistance with the provision of protection for Rhino's trade marks and other intellectual property;

6. support in relation to the training of personnel for, and the development and installation of, information systems;

7. services to assist with preparing the accounts of Rhino and such books and records as are required by law or otherwise for the proper conduct of the affairs of Rhino (including monthly accounts showing the cumulative turnover for the period).